EXHIBIT 10.76


                                    AGREEMENT


         THIS AGREEMENT ("Agreement") is made as of this first day of March, 1998, by and among Patrick C. Wells, a Minnesota resident ("Wells"), Peter Pflaum, a Minnesota resident ("Pflaum"), and Lundgren Bros. Construction, Inc., a Minnesota corporation ("Lundgren").


                                    RECITALS

A. On January 2, 1997, Wells resigned as an officer, director and full-time employee of Lundgren. Since January 2, 1997, Wells has continued to serve Lundgren as a part-time independent consultant.

B. Wells owns no voting common shares of Lundgren; Wells owns 1,845 non-voting common shares of Lundgren (the "Shares"). The Shares owned by Wells represent 17.37% of all issued and outstanding shares of Lundgren, including both voting and non-voting common shares.

C. Wells and Lundgren wish to document the severance of Wells' relationship with Lundgren.

D. Wells desires to sell the Shares to Pflaum and to Lundgren, and will grant to Pflaum and to Lundgren an option to purchase the Shares on the terms and conditions herein contained. Pflaum and Lundgren are referred to collectively herein as the "Optionees."

E. The Optionees desire to purchase the Shares, and are prepared to purchase the Shares on the terms and conditions herein, as a condition to maintaining an option to purchase said Shares.


                                    AGREEMENT

                   1. TERMINATION OF CONSULTING RELATIONSHIP.

1.1      Wells and Lundgren agree that:

         a. Wells resigned as an officer, director and employee on January 2, 1997;

         b. on January 2, 1997, Wells commenced working as a part-time independent consultant to Lundgren;

         c. on September 25, 1997, Wells terminated his consulting relationship with Lundgren;

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         d. Lundgren has paid Wells in full for his services as an independent consultant for the period January 2, 1997 through September 25, 1997; and

         e. Wells is responsible for reporting and paying state and federal withholding taxes and charges on Wells' consulting income for such period.

         Wells acknowledges that Lundgren has no further obligations to Wells resulting from Wells' resignation as an officer and employee of Lundgren, and Wells' services as an independent consultant from January 2, 1997 to and through September 25, 1997.

1.2 Lundgren agrees to sell to Wells the company truck that Wells has used to date for business purposes, for the sum of $6,900, on March 2, 1998. Lundgren is electing to apply the $6,900 purchase price of the truck to the option payment of $16,900 due under paragraph 2.1.e. hereunder on said date.

1.3 As a shareholder of Lundgren, Wells was the beneficiary of certain life insurance policies, the disposition of which the parties hereto agree as follows:

         a. Wells, together with the other shareholders of Lundgren, is a participant in and beneficiary of that certain Amended and Restated Lundgren Bros. Construction, Inc. Stock Purchase Agreement dated February 1, 1993, as amended ("Stock Purchase Agreement"). Lundgren has purchased and maintains life insurance on each of the shareholders of Lundgren pursuant to the Stock Purchase Agreement to fund the repurchase by Lundgren pursuant to the Stock Purchase Agreement of the shares of such shareholder in the event of that shareholder's death. Lundgren is the owner and beneficiary of all such insurance policies purchased by Lundgren to fund Lundgren's obligations under the Stock Purchase Agreement. Lundgren currently pays all of the premiums on the insurance detailed on Exhibit A to this Agreement on the life of Wells ("Wells Insurance"). Lundgren agrees, so long as Lundgren pays the premiums on life insurance for the other shareholders of Lundgren pursuant to the Stock Purchase Agreement, Lundgren will pay the premiums on the Wells Insurance, and continue to be the owner and beneficiary of the Wells Insurance. In the event of Wells' death, Lundgren will use the Wells insurance to purchase, pursuant to the Stock Purchase Agreement, all of the Shares not previously sold to either Lundgren or Pflaum pursuant to the option contained herein, at the price, and on the terms provided in the Stock Purchase Agreement.

         b. Lundgren maintains so-called "split dollar plan" life insurance on Wells and on the other shareholders of Lundgren. The Lundgren split dollar insurance insuring Wells is detailed on Exhibit B to this Agreement ("Wells Split Dollar Insurance"). The premiums on the Wells Split Dollar Insurance are divided between Lundgren and Wells, with Wells paying a portion of the annual premium equal to the then economic benefit cost. The Wells Split Dollar Insurance is owned by Wells, and is subject to a collateral assignment of the portion of the cash value and death benefit thereof equal to the lesser of the total premiums paid or the net cash surrender value of the policies. The cash value of the Wells Split Dollar Insurance (and the Wells Insurance) is owned by Lundgren and is used by Lundgren as collateral for Lundgren's working capital credit facility. At any time on or after the date hereof, Lundgren may elect to
(i)

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convert the Wells Split Dollar Insurance to either term or whole-life insurance on the life of Wells, wholly owned by Lundgren, or (ii) terminate the Wells Split Dollar Insurance.

         c. Lundgren pays the premiums on, and holds title to, disability insurance on Wells, as detailed on Exhibit C hereto ("Wells Disability Insurance"). The Wells Disability Insurance is maintained to fund the purchase of the Shares in the event of Wells' permanent disability as defined in the Stock Purchase Agreement, while Wells is a full-time employee of Lundgren. Inasmuch as Wells has terminated his employment with Lundgren, the parties hereto agree that the Stock Purchase Agreement will be amended in the form attached hereto as Exhibit D to eliminate Wells from the disability provisions of the Stock Purchase Agreement. Lundgren will continue to pay the premiums on the Wells Disability Insurance to and through the first anniversary of this Agreement ("Anniversary Date"). At any time on or before the Anniversary Date, Wells may elect, by so informing Lundgren in writing, to assume the Disability Insurance, by agreeing to pay all future premiums due thereon. In the event Wells does not elect to assume the Wells Disability Insurance, any premiums paid by Lundgren thereunder shall remain the property of Lundgren.

1.4 Wells, as a shareholder of Lundgren, will remain personally liable on guarantees made by him to date on Lundgren's indebtedness to financial institutions. Lundgren will exclude Wells from any such future guarantees. From and after the date hereof, Wells will not participate in any partnerships or companies (i) consisting otherwise exclusively of Lundgren shareholders, and
(ii) doing business with Lundgren.


                          2. OPTION TO PURCHASE SHARES

2.1 Wells hereby grants first to Pflaum, and then to Lundgren, the right and option to purchase the Shares for $1,284,685, or $696.30 per share, on the following terms and conditions:

         a. The term of the option hereby granted shall run from the date hereof to and through September 1, 2005 (the "Term"), subject to the terms and conditions set forth below.

         b. The initial price per share for each Share purchased pursuant to this Agreement is $696.30 per share. The purchase price per Share shall increase at the rate of 6% per annum during the Term, computed as of each anniversary date of this Agreement. In the event any Shares are purchased between anniversary dates of this Agreement, the price per share shall be adjusted PRO RATA to reflect the portion of the year lapsed since the preceding anniversary date.

         c. All payments made pursuant to this Agreement for the purchase of Shares pursuant to this Section 2 of the Agreement shall be applied to the purchase of Shares, and Wells shall assign and transfer to Pflaum or to Lundgren, as the case may be, Shares equivalent to the payment then made, on the date such payment is made.

         d. From September 26, 1997 to and through December 31 1997, Optionees made bi-weekly payments of $3,269.23, in total payments of $22,884.61, as option payments. From

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January 2, 1998 to and through February 27, 1998, Optionees have made bi-weekly payments of $3,269.23, in total payments of $16,346.15, as option payments. On February 27, 1998, Wells had received total payments of $39,230.76 as option payments made pursuant to this paragraph.

         e. In order to maintain this option, Optionees must make the following additional option payments to Wells in 1998: on March 12, 1998, $16,900; on April 1, 1998, $10,000; on each of May 1, 1998, June 1, 1998 and July 1, 1998,
$20,000; and on August 3, 1998, $23,653.85. On payment of the final payment provided by the preceding sentence, Wells will have received an additional $110,553.85 as option payments made pursuant to this paragraph, and received a total of $149,784.61 under paragraphs 2.1. d and e of this Agreement as option payments.

         f. In the event, but only in the event, that all of the payments described in paragraph 2.1.e have been made by Optionees to Wells on or before the scheduled dates for the same, then on August 3, 1998 Wells shall assign and transfer to either Pflaum or Lundgren, as the case may be, 215.12 Shares. In the event the Optionees fail to make any of the option payments required under paragraph 2.1.e no shares will be sold or conveyed by Wells hereunder, and the options hereby granted by Wells to the Optionees shall immediately lapse on the date a scheduled payment is not made hereunder.

         g. From and after September 1, 1998, and provided the Optionees have made the option payments provided under paragraph 2.1.e, Optionees shall have the right and option, but not the obligation, to make additional payments to Wells and thereby to purchase additional Shares. Neither Pflaum nor Lundgren shall be obligated to make any additional payments, and/or to purchase any additional Shares after September 1, 1998. However, in the event the Optionees fail to purchase Shares on the following schedule, the option hereby granted by Wells to the Optionees shall immediately lapse as of the date a scheduled payment is not made hereunder, all without the requirement of any further documentation. The Optionees may at any time purchase more Shares than the minimum purchases provided hereunder. In the event the Optionees elect to purchase more than the minimum Shares required to keep this option in full force and effect, the additional payments and purchases so made will not reduce the number of Shares the Optionees must purchase on the next payment dates hereunder in order to keep this option in full force and effect.

         h. In order to maintain this option, Optionees must make the following additional purchases of Shares on the following schedule:

               (1) On or before September 1, 1998, $67,115.39 to purchase 90.93 Shares;
               (2)  on or before September 1, 1999, $241,712.75 to purchase
                    308.95 Shares;
               (3) on or before September 1, 2000, $100,000 to purchase 120.58 Shares;
               (4) on or before September 1, 2001, $100,000 to purchase 113.76 Shares;
               (5)  on or before September 1, 2002, $354,700.98 to purchase
                    380.66 Shares;
               (6) on or before September 1, 2003, $100,000 to purchase 101.24 Shares;
               (7) on or before September 1, 2004, $100,000 to purchase 95.51 Shares; and

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               (8)  on or before September 1, 2005, $464,164.79 (the
                    then-balance of the purchase price) to purchase 418.24 Shares (the then-balance of the Shares).

         i. In order to exercise his option in each year that the above option runs, Pflaum shall give written notice of his intent to exercise his option that year to Lundgren and to the other shareholders of Lundgren (except Wells) on or before August 1 of that year. In the event Pflaum fails to give such written notice, Pflaum shall have waived Pflaum's right to exercise any portion of the option granted hereunder for that respective year. Pflaum's rights to exercise the option in any subsequent year hereunder shall not be affected by such failure to give notice.

2.2 Wells hereby represents and warrants to the Optionees that he has good and marketable title to the Shares, and that the same are free of any liens, charges, security interests or other encumbrances of any kind or nature. Wells hereby covenants and represents to the Optionees that he will maintain good and marketable title in the Shares, and that the same will remain free and clear of any liens, charges, security interests or other encumbrances of any kind or nature, during the Term. Wells further represents and warrants that, during the Term, he will not sell, assign or transfer any of the Shares. Provided nevertheless, and any language in this paragraph 2.2 to the contrary notwithstanding, in the event the option granted to the Optionees hereunder lapses as a result of the Optionees' failure to purchase Shares in accordance with the schedule set forth in subparagraph 2.1(g) above, Wells shall be free to sell, assign, transfer or otherwise encumber any of the Shares not then sold hereunder.

2.3 In the event, at any time from the date hereof to and through the third anniversary date of the date hereof, a third party acquires from the then shareholders of Lundgren all of the common shares of Lundgren not covered by this option ("Other Shares"), Wells agrees to sell, and Lundgren and Pflaum agree to cause such third party to purchase, the then-remaining Shares at the price to be paid for such Other Shares, and on the terms and conditions for payment of the Other Shares.

2.4 In the event, at any time from the date hereof to and through the second anniversary date of the date hereof, one or more of the existing shareholders of Lundgren enters into an agreement to sell to the Optionees all of his then shares of Lundgren, for a price, and/or on terms and conditions which are more favorable than those provided Wells under this Agreement, the parties shall amend this Agreement as to the remaining number of Shares subject to this option, to provide Wells the benefit of the more favorable price and/or terms and conditions so provided to the shareholder then selling his shares. Provided, nevertheless, and any language in this paragraph 2.4 to the contrary notwithstanding, there shall be no adjustment to the price per Share paid to Wells hereunder in the event one or more of the existing shareholders of Lundgren enters into an agreement to sell to the Optionees all of his then shares of Lundgren for a price that does not exceed the then book value per share, as computed by the independent public accountants then serving Lundgren.

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                          3. AGREEMENTS NOT TO COMPETE

3.1 a. As used in this Section 3.1, "Proprietary Information" means all information with respect to the conduct or details of the single family home building business and operations of Lundgren, including without limitation methods of operation, customers and customer lists, details of contracts with customers, consultants, suppliers or employees, products, proposed products, former products, proposed prices and pricing policies, costs, plans, designs, drawings, blueprints, layouts, specifications, models, and any and all memoranda, whether written or electronic, trade secrets, know-how, software and marketing methods of Lundgren.

         b. Wells acknowledges and agrees that all of the Proprietary Information is the exclusive property of Lundgren. Wells hereby covenants and agrees that for a term ("Term") equal to the period of time the option under
Section 2 hereof is in effect, Wells shall keep completely confidential and shall not directly or indirectly disclose, communicate or divulge to any person or to any business entity or organization, or use for the benefit of any such person or business entity or organization, any of the Proprietary Information. The restriction contained in the preceding sentence shall not apply to any Proprietary Information that (i) is a matter of public knowledge on the date hereof, (ii) becomes a matter of public knowledge after the date hereof solely from a source other than Wells, or (iii) is required by law or by the order of any court or government agency, or in any litigation or similar proceeding to be disclosed.

3.2 During the Term, Wells shall not invest in, own, manage or control, or share in the ownership, management or control of, any business or enterprise that either engages or proposes to engage in a business which is in competition with the single family home building business of Lundgren within a one hundred fifty
(150) mile radius of Lundgren's corporate offices in Wayzata, Minnesota.

3.3 During the Term, Wells shall not directly or indirectly solicit, divert or accept business from or otherwise take away or interfere with, any customer of or supplier to Lundgren, or any distributor or seller of products of Lundgren.


                              4. DISPUTE RESOLUTION

4.1 In the event any dispute arises out of or relates to this Agreement, and cannot be resolved by mutual agreement of the parties hereto, all matters so disputed shall be submitted to a single arbitrator (herein, the "Arbitrator") selected by the presiding officer of the American Arbitration Association in Minneapolis, Minnesota, for binding arbitration in accordance, where applicable, with this Agreement, and otherwise in accordance with the then rules of the American Arbitration Association. Such arbitration shall take place in Minneapolis, Minnesota.

4.2 The Arbitrator shall be requested by the parties to make his or its determination as soon as possible after the matter or matters in dispute are submitted to the same, and such determination shall be final and binding upon the parties hereto. All fees and disbursements of the Arbitrator shall be paid in accordance with the decision of the Arbitrator. Any payment

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required to be made as a consequence of the decision of the Arbitrator shall be made by the party hereto then obligated to pay the same, not later than 30 days after the receipt of such decision.

4.3 The Arbitrator shall have the authority to award any remedy or relief that a court of the State of Minnesota could order or grant, including, without limitation, equitable remedies, rescission, or specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process, provided, however, that punitive or exemplary damages shall not be awarded by the Arbitrator or by any court.

                                5. MISCELLANEOUS

5.1 Disclaimer. Wells hereby acknowledges that Wells has had the opportunity to obtain, and has obtained, advice from his own professional tax advisors regarding the tax consequences of the transactions described in this Agreement; and that Wells has not received from Lundgren, Pflaum, or any other representatives of Lundgren, and is not relying upon, any advice regarding the tax consequences of such transactions.

5.2 Survival. All representations and warranties of Wells contained in this Agreement shall continue to and through the sale and transfer of the last of the Shares to Optionees hereunder, or the termination of the Term, whichever first occurs.

5.3 Notices. All notices and other communications hereunder shall be in writing, and may be delivered personally (including by courier) or by first class registered or certified mail, postage pre-paid, addressed to the parties at the following addresses, or to such other addresses as may be furnished in writing by one party to the other:

         a.       If to Pflaum and to Lundgren:

                  Lundgren Bros. Construction, Inc.
                  935 E. Wayzata Boulevard
                  Wayzata, MN 55391

         with a copy to:

                  Leonard, Street and Deinard
                  Attn:  Stephen R. Pflaum, Esquire
                  150 South Fifth Street
                  Suite 2300
                  Minneapolis, MN 55402

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         b.       If to Wells:

                  Patrick C. Wells
                  11217 Old Rockford Road
                  Plymouth, MN 55441

         with a copy to:

                  ---------------------------------

                  ---------------------------------

                  ---------------------------------

                  ---------------------------------

         Service of any such notice or other communication so made by mail shall be deemed to be complete on the day of actual delivery thereof as shown by addressee's registry or certification receipt.

5.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without regard to such jurisdiction's conflicts of law principles.

5.5 Modification; Waiver. This Agreement shall not be altered or otherwise amended except by an instrument in writing signed by all of the parties hereto. Any party hereto may waive any covenant, obligation or agreement of any other party, provided that mere inaction or failure to exercise any right, remedy or option under this Agreement or delaying the exercise of the same, will not operate as, nor be construed as, a waiver, and no waiver will be effective unless set forth in writing, and only to the extent specifically stated therein.

5.6 Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement of the parties hereto with respect to the matters contemplated hereby, and supersede all previous written or oral negotiations, commitments, representations and agreements.

5.7 Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties.

5.8 Severability. The provisions of this Agreement are severable, and in the event any one or more provisions are deemed illegal or unenforceable, the remaining provisions shall remain in full force and effect.

5.9 Third-Party Beneficiaries. Notwithstanding paragraph 4.6 regarding non-assignability of this Agreement, this Agreement shall inure to the benefit of, and be binding upon, the heirs of Wells and the successors of the other parties hereto.

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5.10 Execution in Counterpart. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       LUNDGREN BROS. CONSTRUCTION, INC.


                                       By
                                         ---------------------------------------
                                         Peter Pflaum, President


                                       -----------------------------------------
                                       Peter Pflaum


                                       -----------------------------------------
                                       Patrick C. Wells